SECURITIES PURCHASE AGREEMENT

Dated as of December 4, 2007

by and among

THE X-CHANGE CORPORATION

and

THE PURCHASERS NAMED ON

THE SIGNATURE PAGES

HERETO

1. Agreeme	nt to Sell and Purchase	1
2.	Closing, Delivery and Payment		2
	2.1	Closings	2
	2.2	Purchase of the Notes and the Warrants	2
	2.3	Company’s First Closing Deliverables	2
	2.4	Purchasers’ First Closing Deliverables	3
	2.5	Company’s Second Closing Deliverables	4
	2.6	Purchasers’ Second Closing Deliverables	4
	2.7	Conditions Precedent to Obligations to the Purchasers	4
3.	Representations and Warranties of the Company		5
	3.1	Organization, Good Standing and Qualification	5
	3.2	Subsidiaries	6
	3.3	Capitalization; Voting Rights	6
	3.4	Authorization; Binding Obligations	7
	3.5	Liabilities	7
	3.6	Agreements; Action	7
	3.7	Obligations to Related Parties	8
	3.8	Changes	8
	3.9	Title to Properties and Assets; Liens, Etc	9
	3.10	Intellectual Property	10
	3.11	Compliance with Other Instruments	11
	3.12	Litigation	11
	3.13	Tax Returns and Payments	12
	3.14	Registration Rights and Voting Rights	12
	3.15	Compliance with Laws; Permits	12
	3.16	Environmental and Safety Laws	13
	3.17	Valid Offering; No Integrated Offering	13
	3.18	Insurance	13
	3.19	SEC Reports	14
	3.20	OTCBB Quotation	14
	3.21	Dilution	14
	3.22	Employees	14
	3.23	Full Disclosure	15
	3.24	Stop Transfer	15
	3.25	Broker’s Fees	15
	3.26	Application of Takeover Protections	15
4.	Representations and Warranties of the Purchasers		15
	4.1	No Shorting	15
	4.2	Requisite Power and Authority	16
	4.3	Investment Representations	16
	4.4	Purchaser Bears Economic Risk	16
	4.5	Acquisition for Own Account	16
	4.6	Purchaser Can Protect Its Own Interests	17
	4.7	Accredited Investor	17
	4.8	Broker’s Fees	17
	4.9	Legends	17
5.	Covenants of the Company		18
	5.1	Reporting Requirements	18
	5.2	Taxes	18
	5.3	Insurance	18
	5.4	Maintenance of Rights	19
	5.5	Properties	19
	5.6	Confidentiality; Press Release	19
	5.7	Reissuance of Securities	19
	5.8	Preemptive Rights	20
	5.9	Observer Rights	20
	5.10	Fair Market Value of Options	21
	5.11	Use of Proceeds	21
	5.12	Trading	21
	5.13	Filings	21
	5.14	Corporate Existence	21
	5.15	Integration	21
	5.16	Financial Information	21
	5.17	Access to Facilities	22
	5.18	Reservation of Shares	22
	5.19	Bylaws	22
6.	Covenants of the Purchasers		22
	6.1	Short Sales	22
	6.2	Resales by Purchasers	23
7.	Covenants of the Company and the Purchasers Regarding Indemnification		23
	7.1	Company Indemnification	23
	7.2	Purchaser’s Indemnification	23
	7.3	Characterization of Indemnification Payments	23
8.	Definitions		24
	8.1	Certain Defined Terms	24
	8.2	Terms Defined Elsewhere in this Agreement	27
	8.3	Other Definitional and Interpretive Matters	28
9.	Miscellaneous		28
	9.1	Governing Law; Venue	28
	9.2	Survival	29
	9.3	Successors and Assigns	29
	9.4	Entire Agreement	29
	9.5	Amendment and Waiver	29
	9.6	Delays or Omissions	30
	9.7	Notices	30
	9.8	Titles and Subtitles	31
	9.9	Counterparts	31
	9.10	Attorneys’ Fees	32
	9.11	Expenses	32
	9.12	Construction	32
	9.13	Non-Recourse	32
	9.14	Exhibits	32

LIST OF EXHIBITS

Form of Senior Secured Convertible Term Note—Tranche A
Form of Tranche A Warrant
Form of Senior Secured Convertible Term Note—Tranche B
Form of Tranche B Warrant
Purchasers and Securities Purchased
Form of Security Agreement
Form of Registration Rights Agreement
Form of Guaranty Agreement
Form of Legal Opinion
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I

LIST OF SCHEDULES

Schedule 3.2
Schedule 3.3(a)(i)
Schedule 3.3(a)(ii)
Schedule 3.3(b)(i)
Schedule 3.3(b)(ii)
Schedule 3.6(a)
Schedule 3.7
Schedule 3.8
Schedule 3.9
Schedule 3.10
Schedule 3.12
Schedule 3.13
Schedule 3.14
Schedule 3.16
Schedule 3.19
Schedule 8.1
Subsidiaries
Fully-Diluted Common Stock
Immediately Before the First Closing
Fully-Diluted Common Stock
Immediately After the First Closing
Capitalization
Anti-dilution and Similar Provisions
Agreements
Related Parties
Changes
Properties/Encumbrances
Intellectual Property
Litigation
Taxes
Registration Rights
Environmental
SEC Reports
Permitted Liens

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of December 4, 2007 by and among The X-Change Corporation, a Nevada corporation (the “Company”), and AirGATE Technologies, Inc., a Texas corporation (“AirGATE”), and Samson Investment Company, a Nevada corporation, Ironman PI Fund (QP), L.P., a Texas limited partnership, and John Thomas Bridge and Opportunity Fund, LP, a Delaware limited partnership (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to sell to the Purchasers (a) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (the “Tranche A Notes”), in the form attached hereto as Exhibit A, which are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (b) warrants, in the form attached hereto as Exhibit B, to purchase 4,500,000 shares of the Company’s Common Stock (each such warrant a “Tranche A Warrant” and, collectively, the “Tranche A Warrants”); and

WHEREAS, the Company desires to sell to the Purchasers (a) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”), in the form attached hereto as Exhibit C, which are convertible into shares of the Company’s Common Stock, and (b) a warrant, in the form attached hereto as Exhibit D, to purchase up to 4,500,000 shares of the Company’s Common Stock (each such warrant a “Tranche B Warrant” and, collectively, the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”); and

WHEREAS, the Purchasers, acting severally and not jointly, desire to purchase the Notes and the Warrants on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Agreement to Sell and Purchase.

On the basis of the representations and warranties herein contained and subject to the terms and conditions set forth in this Agreement and the Related Agreements, the Company hereby agrees to sell to each Purchaser, and each Purchaser, acting severally and not jointly, hereby agrees to purchase from the Company, the Securities as follows:

(a) on the First Closing (as defined herein), (i) a Tranche A Note in the principal amount as is set forth opposite such Purchaser’s name on Exhibit E attached hereto and (ii) a Tranche A Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit E attached hereto; and

(b) on the Second Closing (as defined herein), (i) a Tranche B Note in the principal amount as is set forth opposite such Purchaser’s name on Exhibit E attached hereto and (ii) a Tranche B Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit E attached hereto.

The purchase and sale of the Notes and Warrants, as set forth in Section 2 hereof, are referred to herein as the “Offering.” Collectively, the Notes, the Warrants and the Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants are referred to as the “Securities.” Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company, or a price per share of such stock or exercise price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of the Common Stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of Common Stock by such subdivision, combination, or stock dividend.

2.	Closing, Delivery and Payment.

2.1 Closings.

(a) First Closing. The purchase and sale of the Tranche A Notes and the Tranche A Warrants pursuant to this Agreement (the “First Closing”) shall take place on the date hereof at 10:00 a.m. Dallas, Texas time at the offices of the Company’s counsel, Strasburger & Price, LLP, 901 Main Street, Suite 4400, Dallas, Texas 75201, or at such other time or place as the Company and the Purchasers may mutually agree (the date on which the First Closing occurs, the “First Closing Date”).

(b) Second Closing. The purchase and sale of the Tranche B Notes and the Tranche B Warrants pursuant to this Agreement (the “Second Closing”) shall, if it occurs, take place no later than the fifth (5th) Business Day after the execution by the Company of a definitive development agreement for an RFID drill pipe tagging system which is deemed acceptable to the Purchasers, in their reasonable discretion with either (i) National Oilwell Varco, Incorporated, or (ii) such other oil and gas industry participant with gross revenues of not less than $200,000,000 (the “Development Agreement”), at 10:00 a.m. Dallas, Texas time at the offices of the Company’s counsel, Strasburger & Price, LLP, 901 Main Street, Suite 4400, Dallas, Texas 75201, or at such other time or place as the Company and the Purchasers may mutually agree (the date on which the Second Closing occurs, the “Second Closing Date”).

2.2 Purchase of the Notes and the Warrants. The Notes and the Warrants shall be purchased, severally and not jointly, by the Purchasers and sold by the Company in accordance with the terms herein and as set forth in each of the Related Agreements.

2.3 Company’s First Closing Deliverables. At the First Closing, the Company will deliver to each Purchaser the following:

(a) an executed original of this Agreement (including all exhibits and schedules);

(b) a Tranche A Note in such principal amount as is set forth opposite such Purchaser’s name on Exhibit E;

(c) a Tranche A Warrant to purchase the number of shares of Company Common Stock set forth opposite such Purchaser’s name on Exhibit E;

(d) an executed original of the Security Agreement;

(e) an executed original of the Registration Rights Agreement;

(f) an executed original of the Guaranty Agreement;

(g) copies of resolutions, certified by the secretary of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby;

(h) certificates of good standing dated not more than five Business Days prior to the First Closing Date with respect to (i) the Company issued by the Secretary of State of the State of Nevada and (ii) AirGATE issued by the Secretary of State of the State of Texas;

(i) copies of all waivers and consents required in connection with the execution and delivery of this Agreement and the Related Agreements and the performance of the transactions contemplated hereby and thereby;

(j) by wire transfer of immediately available funds to the account or accounts specified by the Purchasers, the reasonable out-of-pocket expenses incurred by the Purchasers in connection with the preparation and negotiation of, and consummation of the transactions contemplated by, the Transaction Documents, including but not limited to legal fees and consultants; provided, however, that the maximum amount to be reimbursed by the Company to the Purchasers shall not exceed $80,000;

(k) a legal opinion of Company Counsel to the Purchasers in the form attached hereto as Exhibit I;

(l) copies of the UCC-1s evidencing that the same has been filed as required by the Security Agreement; and

(m) such other documents as the Purchasers shall reasonably request at least forty-eight (48) hours before hand.

2.4 Purchasers’ First Closing Deliverables. At the First Closing, each Purchaser will deliver to the Company, to the extent applicable, the following:

(a) an executed original of this Agreement;

(b) an executed original of the Security Agreement;

(c) an executed original of the Registration Rights Agreement; and

(d) by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least two (2) Business Days prior to the First Closing Date, an amount equal to the principal amount of the Tranche A Note set forth opposite such Purchaser’s name on Exhibit E.

2.5 Company’s Second Closing Deliverables. At the Second Closing, if it occurs, the Company shall deliver to each such Purchaser the following:

(a) an executed Tranche B Note in such principal amount as is set forth opposite such Purchaser’s name on Exhibit E;

(b) an executed Tranche B Warrant to purchase the number of shares of Company Common Stock set forth opposite such Purchaser’s name on Exhibit E;

(c) certificates of good standing dated not more than five Business Days prior to the Second Closing Date with respect to (i) the Company issued by the Secretary of State of the State of Nevada and (ii) AirGATE issued by the Secretary of State of the State of Texas;

(d) by wire transfer of immediately available funds to the account or accounts specified by the Purchasers, the reasonable out-of-pocket expenses incurred by the Purchasers in connection with the preparation and negotiation of, and consummation of the transactions contemplated by, the Transaction Documents, including but not limited to legal fees and consultants; provided, however, that the maximum amount to be reimbursed by the Company to the Purchasers on the First Closing Date and the Second Closing Date shall not exceed $80,000 in the aggregate;

(e) a legal opinion of Company Counsel to the Purchasers in the form attached as Exhibit I;

(f) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company confirming the satisfaction as of the Second Closing Date of each of the conditions precedent set forth in Section 2.7 hereof; and

(g) such other documents as the Purchasers shall reasonably request.

2.6 Purchasers’ Second Closing Deliverables. At the Second Closing, if it occurs, each Purchaser shall deliver to the Company by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least two (2) Business Days prior to the Second Closing Date, if it occurs, an amount equal to the principal amount of the Tranche B Note set forth opposite such Purchaser’s name on Exhibit E.

2.7 Conditions Precedent to Obligations to the Purchasers. The obligation of the Purchasers to purchase the Tranche B Notes and Tranche B Warrants on the Second Closing Date pursuant to this Agreement is conditioned upon (any or all of which may be waived by the Purchasers in whole or in part to the extent permitted by applicable Law):

(a) The accuracy on the Second Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Second Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Second Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Second Closing Date, all of which shall be confirmed to the Purchaser by delivery of the certificate of the chief executive officer of the Company to that effect;

(b) There not having occurred any (i) receipt of notice that its Common Stock will not be eligible to be quoted on the OTCBB or that its Common Stock does not meet all requirements for such quotation or (ii) failure of the continued quotation of the Common Stock on the OTCBB;

(c) There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect; and

(d) There shall not be in effect any Law, order, ruling, judgment or writ of any Governmental Body restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

3.	Representations and Warranties of the Company.

The Company and AirGATE hereby make, jointly and severally, the following representations and warranties to the Purchasers:

3.1 Organization, Good Standing and Qualification. Each of the Company and AirGATE is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own and operate its properties and assets, to execute and deliver (i) this Agreement, (ii) the Notes and the Warrants, (iii) the Security Agreement dated as of even date herewith between the Company, AirGATE and each Purchaser substantially in the form of Exhibit F (as amended, modified or supplemented from time to time, the “Security Agreement”), (iv) the Registration Rights Agreement relating to the Securities dated as of even date herewith between the Company and each Purchaser substantially in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), (v) the Guaranty Agreement dated as of even date herewith between the Company, AirGATE and each Purchaser substantially in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Guaranty Agreement”), and (v) all other agreements, documents or instruments contemplated hereunder or delivered pursuant hereto (preceding clauses (iii)-(vi), collectively, the “Related Agreements”), to issue and sell the Notes and the shares of Common Stock issuable upon conversion of the Notes (the “Note Shares”), to issue and sell the Warrant and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,”), and to carry out the provisions of this Agreement and the Related Agreements and to carry on its respective business as presently conducted. Each of the Company and AirGATE is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which it conducts its business, except for those jurisdictions in which the failure to be so qualified and authorized has not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and AirGATE, taken individually and as a whole (a “Material Adverse Effect”).

3.2 Subsidiaries. Except as disclosed on Schedule 3.2, the Company owns 100% of the issued and outstanding shares of the capital stock of AirGATE free and clear of any and all Liens (the “AirGATE Shares”) and has no Subsidiaries other than AirGATE. All the issued and outstanding shares of capital stock of AirGATE are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Other than AirGATE, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Neither the Company nor AirGATE is a participant in any joint venture, partnership or similar arrangement. For the purpose of this Agreement, “Subsidiary” means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, are owned, directly or indirectly, by the Company or (ii) a corporation or other entity in which the Company owns, directly or indirectly, more than 50% of the equity interests.

3.3 Capitalization; Voting Rights.

(a) The authorized capital stock of the Company, as of even date herewith, consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock). As of the date hereof, 31,589,501 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock had been issued or were outstanding. Set forth on Schedule 3.3(a)(i) is the Fully-Diluted Common Stock of the Company immediately before the First Closing. Set forth on Schedule 3.3(a)(ii) is the Fully-Diluted Common Stock of the Company immediately after the First Closing.

(b) Except as set forth on Schedule 3.3(b)(i), there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal or similar rights), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company or AirGATE of any of their securities. Except as set forth on Schedule 3.3(b)(ii), neither the offer, issuance or sale of any of the Notes, the Warrants or the issuance of the Note Shares or Warrant Shares, nor the consummation of any of the transactions contemplated hereby will result in a change in the price or number of any securities of the Company or AirGATE outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities. The sale of the Notes and Warrants, the subsequent conversion of the Notes into Note Shares and the Warrants into Warrant Shares and any of the transactions contemplated under the Transaction Documents are not and will not be subject to any preemptive rights, rights of first refusal, rights of first offer or any similar rights that have not already been properly waived or complied with as of the date hereof.

(c) All issued and outstanding shares of the Company’s Common Stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal Laws concerning the issuance of securities.

(d) The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Company’s Certificate of Incorporation (the “Charter”). The Note Shares and Warrant Shares have been duly and validly reserved for issuance, and when issued in compliance with the provisions of the Transaction Documents, such shares will be validly issued, fully paid and nonassessable, and will be free of any Lien; provided, however, the Securities may be subject to restrictions on transfer under state and/or federal securities Laws as set forth herein, or as otherwise required by such Laws at the time a transfer is proposed.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, AirGATE, their officers and directors necessary for the valid authorization of the Transaction Documents, and the performance of all obligations of the Company or AirGATE hereunder and thereunder (including, without limitation, the issuance of the Notes and the Warrants and the issuance and reservation for issuance of the Note Shares and Warrant Shares), has been taken. The Transaction Documents, the Note Share and Warrant Shares have been (or upon delivery will have been) duly executed by the Company and when delivered in accordance with the terms hereof, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable or legal remedies. Each of the Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable or legal remedies. No approval of the stockholders of the Company is required for the Company to issue and deliver to the Purchasers the Securities contemplated by the Transaction Documents.

3.5 Liabilities. Other than as disclosed in the Company’s Quarterly Report on Form 10-QSB for its fiscal quarter ended September 30, 2007, neither the Company nor AirGATE has any material liabilities (contingent or otherwise), except current liabilities incurred in the ordinary course of business consistent with past practices subsequent to September 30, 2007.

3.6 Agreements; Action. Except as disclosed in Schedule 3.6(a) hereto:

(a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or AirGATE is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or AirGATE in excess of $50,000; or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or AirGATE (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s or AirGATE’s products or services; or (iv) indemnification by the Company or AirGATE with respect to infringements of proprietary rights.

(b) For the purposes of subsection (a) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.7 Obligations to Related Parties. Except as set forth on Schedule 3.7, there are no obligations of the Company or AirGATE to officers, directors, stockholders or employees of the Company. None of the officers, directors or, to the Company’s or AirGATE’s knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or AirGATE, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company or AirGATE is affiliated or with which the Company or AirGATE has a business relationship, or any firm or corporation that competes with the Company or AirGATE, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) that may compete with the Company or AirGATE. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or AirGATE and no agreements, understandings or proposed transactions are contemplated between the Company or AirGATE and any such person. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.8 Changes. Except set forth on Schedule 3.8, since September 30, 2007, there has not been:

(a) any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or AirGATE which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect;

(b) any resignation or termination of any officer, key employee or group of employees of the Company or AirGATE;

(c) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) any waiver by the Company or AirGATE of a valuable right or of a material debt owed to it;

(e) any direct or indirect loans made by the Company or AirGATE to any stockholder, employee, officer or director of the Company or AirGATE, other than advances made in the ordinary course of business;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or AirGATE;

(g) any declaration or payment of any dividend or distribution of cash, property or other assets of the Company or AirGATE, or any purchase, redemption or entry into any agreements to purchase or redeem any shares of its capital stock;

(h) any labor organization activity related to the Company or AirGATE;

(i) any debt, obligation or liability incurred, assumed or guaranteed by the Company or AirGATE, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or AirGATE;

(k) any sale of assets outside the ordinary course of business;

(l) any change in the Company’s or AirGATE’s method of accounting or the identity of their auditors or any material change relating to the reporting of, payment of or liability for Taxes;

(m) any change in any agreement to which the Company or AirGATE is a party or by which it is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(n) any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(o) any arrangement or commitment by the Company or AirGATE to do any of the acts described in subsection (a) through (n) above.

3.9 Title to Properties and Assets; Liens, Etc. Neither the Company nor AirGATE own any real property. Schedule 3.9 contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or AirGATE (collectively, including the improvements thereon, the “Leased Real Property”), and for each parcel of Leased Real Property, contains a correct street address of such Leased Real Property. Except as set forth on Schedule 3.9, the Company or AirGATE, as the case may be, has good and marketable title to all owned assets, and valid leasehold interests in its Leased Real Property and leased assets, in each case subject to no Lien, other than Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or AirGATE are, individually or in the aggregate, in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company and AirGATE are each in compliance with all material terms of each lease to which such company is a party or is otherwise bound. Each lease is in full force and effect and neither the Company nor AirGATE has received any notice of any default or event that notice or lapse of time, or both, would constitute a default by the Company or AirGATE under any such lease and, to the knowledge of the Company and AirGATE, no other party is in default thereof, and no party to the lease has exercised any termination rights with respect thereto.

3.10 Intellectual Property.

(a) Schedule 3.10 contains a complete and accurate list of all (i) issuances, registrations and applications for Patents, Marks, Domain Names and Copyrights that the Company or AirGATE owns or has filed or under which the Company or AirGATE has been granted a license or other right, (ii) licenses, sublicenses, options or agreements to which the Company or AirGATE is a party or by which the Company or AirGATE is bound and pursuant to which the Company or AirGATE is granted a license or other right under any third party Intellectual Property Rights (other than licenses for Software pursuant to shrink-wrap or click-through agreements on reasonable terms through commercial distributors or consumer retail stores for a license fee of no more than $10,000), and (iii) licenses, sublicenses, options or agreements to which the Company or AirGATE is a party or by which the Company or AirGATE is bound and pursuant to which any third party is granted a license or other right under any material Intellectual Property Rights owned or licensed by the Company or AirGATE.

(b) The Company or AirGATE, as the case may be, owns and possesses title to, or has sufficient valid and enforceable licenses to use and otherwise exploit, all Intellectual Property Rights set forth on Schedule 3.10 and all other material Company Intellectual Property Rights as the same are used and otherwise exploited by the Company or AirGATE in its business as now conducted and, to the Company’s and AirGATE’s knowledge, as presently proposed to be conducted. The Company Intellectual Property Rights include all Intellectual Property Rights necessary and sufficient to enable the Company and AirGATE to conduct their respective business as now conducted.

(c) Neither the Company nor AirGATE has received any claim, notice or communication alleging that the Company or AirGATE has infringed, misappropriated or violated any Intellectual Property Rights of any third party or challenging the use, validity or enforceability of any of the Company Intellectual Property Rights nor is the Company or AirGATE aware of any basis therefor. To the Company’s and AirGATE’s knowledge, the conduct of the Company’s and AirGATE’s respective business has not infringed, misappropriated, constituted the misappropriation of or violated, and does not infringe, misappropriate, constitute the misappropriation of or violate, any Intellectual Property Rights of any third party. The transactions contemplated by this Agreement will have no material adverse effect on the Company’s or AirGATE’s right, title or interest in and to the Intellectual Property Rights listed on Schedule 3.10 or any other Company Intellectual Property Rights, and all of such Intellectual Property Rights and Company Intellectual Property Rights shall be owned or available for use by the Company or AirGATE on substantially identical terms and conditions immediately after Closing.

(d) To the Company’s and AirGATE’s knowledge, no third party is infringing, misappropriating or violating any Company Intellectual Property Rights owned by or exclusively licensed to the Company or AirGATE.

(e) To the Company’s and AirGATE’s knowledge, no Intellectual Property Rights of any of their respective employees made prior to their employment by the Company or AirGATE, as the case may be, are utilized in the conduct of the business of the Company or AirGATE, except for such Intellectual Property Rights that have been rightfully and validly assigned to the Company or AirGATE in writing. Each employee, consultant and independent contractor of the Company or AirGATE has entered into a written non-disclosure and invention assignment agreement with the Company or AirGATE, as the case may be. The Company and AirGATE have taken commercially reasonable steps to maintain and protect their Trade Secrets.

(f) To the Company’s and AirGATE’s knowledge, none of their respective employees is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or AirGATE, as the case may be, or that would conflict with the Company’s or AirGATE’s business. Neither the execution nor the delivery of the Transaction Documents, nor the carrying on of the Company’s or AirGATE’s business by the employees of such company, will, to the Company’s and AirGATE’s knowledge, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

3.11 Compliance with Other Instruments. The execution and delivery by the Company of the Transaction Documents, the issuance of the Securities, and the consummation by the Company and AirGATE of the other transactions contemplated hereby and thereby do not, and compliance with the provisions of the Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or AirGATE under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to (i) the Charter, Bylaws or other organizational documents of the Company or AirGATE, in each case as amended to the date of this Agreement, (ii) any loan or credit agreement, debenture, bond, mortgage, indenture, lease, contract or other agreement, or instrument or permit applicable to the Company or AirGATE or their respective properties or assets or (iii) any Law applicable to, or any judgment, decree or order of any Governmental Body having jurisdiction over, the Company or AirGATE or any of their respective properties or assets.

3.12 Litigation. Except as set forth in Schedule 3.12, there is no Action pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of, or prevents the Company from entering into, the Transaction Documents, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or could result in any change in the current equity ownership of the Company, nor is the Company aware that there is any basis to assert any of the foregoing. Neither the Company nor AirGATE is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body. There is no Action by the Company or AirGATE currently pending or which the Company or AirGATE intends to initiate. Neither the Company nor AirGATE, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty.

3.13 Tax Returns and Payments. Except as set forth on Schedule 3.13, the Company and AirGATE have duly and timely filed all Tax Returns required to be filed by or on behalf of the Company or AirGATE in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and all other Taxes due and payable by the Company have been fully and timely paid or will be fully and timely paid prior to the time they become delinquent. Neither the Company nor AirGATE has been advised:

(a) that any of its Tax Returns have been or are being audited; or

(b) of any deficiency in assessment or proposed judgment to its Taxes.

Neither the Company nor AirGATE has any knowledge of any liability of any Tax to be imposed upon its properties or assets for which adequate reserves have not been established. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and AirGATE have made due and sufficient accruals for such Taxes on their books in accordance with GAAP. No claim has been made by any governmental authority in a jurisdiction where the Company or AirGATE does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. Neither the Company nor AirGATE is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice. Neither the Company nor AirGATE has entered into a “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

3.14 Registration Rights and Voting Rights. Except as set forth on Schedule 3.14, neither the Company nor AirGATE is presently under any obligation, and neither the Company nor AirGATE has granted any rights (including, “piggy-back” registration rights), to register with the SEC or any other Governmental Body any of the Company’s or AirGATE’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s or AirGATE’s knowledge, no stockholder of the Company or AirGATE has entered into any agreement with respect to the voting of equity securities of the Company or AirGATE.

3.15 Compliance with Laws; Permits. Neither the Company nor AirGATE is in violation of any applicable Law of any Governmental Body thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Documents and the issuance of any of the Securities, except such as has been duly and validly obtained or filed. Each of the Company and AirGATE has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16 Environmental and Safety Laws. Except as set forth in Schedule 3.16, neither the Company nor AirGATE is in material violation of any Environmental Law, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing Law. The Company and AirGATE (i) have received all permits, license or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (ii) are in compliance with all terms and conditions of any such permit, license or approval. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or AirGATE, or, to the Company’s or AirGATE’s knowledge, by any other person or entity on any property owned, leased or used by the Company or AirGATE, as the case may be. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

(a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign Laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or

(b) any petroleum products or nuclear materials.

3.17 Valid Offering; No Integrated Offering.

(a) Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable state securities Laws.

(b) Neither the Company, nor AirGATE or their Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions.

3.18 Insurance. The Company or AirGATE, as the case may be, is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for companies similarly situated to the Company or AirGATE in the same or similar business. The Company and AirGATE have no reason to believe that it will not be able to renew their existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and AirGATE’s business.

3.19 SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, except as set forth on Schedule 3.19. The Company has furnished the Purchasers with, or has otherwise made available to the Purchasers, copies of: (i) its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2006, (ii) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and (iii) its Form 8-K filings made during fiscal year 2007 to date (collectively, the “SEC Reports”). Except as set forth on Schedule 3.19, as of their respective dates, each SEC Report complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports nor the financial statements (including the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.19, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Except as set forth on Schedule 3.19, such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and AirGATE as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.20 OTCBB Quotation. The Company’s Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) and satisfies all requirements for the continuation of such quotation. The Company has not received any notice that its Common Stock will not be eligible to be quoted on the OTCBB or that its Common Stock does not meet all requirements for such quotation.

3.21 Dilution. The Company specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Notes and/or exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company.

3.22 Employees. Neither the Company nor AirGATE has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s or AirGATE’s knowledge, threatened with respect to the Company or AirGATE. Neither the Company nor AirGATE is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees. No officer of the Company or AirGATE, to the knowledge of the Company and AirGATE, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of such officer does not subject the Company or AirGATE to any liability with respect to any of the foregoing matters.

3.23 Full Disclosure. Each of the Company and AirGATE has provided the Purchasers with all information requested by the Purchasers in connection with their decision to purchase, severally and not jointly, the Notes and Warrants, including all information the Company and AirGATE believe is reasonably necessary to make such investment decision. Neither the Transaction Documents, the exhibits and schedules thereto nor any other document delivered by the Company or AirGATE to the Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.24 Stop Transfer. Neither the Company nor AirGATE will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities Laws. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or Securities Act.

3.25 Broker’s Fees. Except for Tejas Securities Group, Inc., no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company or AirGATE is or will be entitled to any broker’s or finder’s fee or any other commission in connection with the transactions contemplated hereby. The Company will be solely responsible for the payment of the fees payable to Tejas Securities Group, Inc.

3.26 Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter or the Laws of the state of its incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

4.	Representations and Warranties of the Purchasers.

Each Purchaser hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1 No Shorting. Neither such Purchaser nor any of its Affiliates or investment partners, directly or indirectly, has engaged or has caused any person or entity to engage, in Short Sales of the Company’s Common Stock prior to the date hereof.

4.2 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver the Transaction Documents to which such Purchaser is a party and to carry out their respective provisions. All corporate, limited liability company or partnership action, as applicable, required on such Purchaser’s part for the lawful execution and delivery of the Transaction Documents to which such Purchaser is a party has been taken. Upon their execution and delivery, the Transaction Documents to which such Purchaser is a party will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights.

4.3 Investment Representations. Such Purchaser understands that the Securities are being offered and sold pursuant to this Offering are being offered and sold under a claim by the Company of exemption from registration contained in the Securities Act based, in material reliance, upon such Purchaser’s representations contained in the Agreement including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Notes and the Warrants to be purchased by it under this Agreement and the Note Shares and the Warrant Shares to be acquired by it upon the conversion of the Notes and the exercise of the Warrants, respectively. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s business, management and financial affairs and the terms and conditions of this Offering and the Securities, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents.

4.4 Purchaser Bears Economic Risk. Such Purchaser acknowledges that it must bear the entire economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration, if available with respect to such sale. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser acknowledges and understands that the Company’s independent registered public accounting firm has expressed doubt as to the viability of the Company continuing as a going concern, and such Purchaser further acknowledges and understands that the Company has disclosed in Exchange Act Filings its intention to amend and restate its Form 10-KSB for fiscal year 2006. Such Purchaser is not aware of any publication or advertisement in connection with the transactions contemplated in the Transaction Documents.

4.5 Acquisition for Own Account. Such Purchaser is acquiring the Notes and Warrants and any Note Shares or Warrant Shares for the Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements of the Securities Act and applicable state securities Laws.

4.6 Purchaser Can Protect Its Own Interests. Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. The Purchaser is not aware of any publication or advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

4.7 Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Rule 501(a) of Regulation D of the Securities Act.

4.8 Broker’s Fees. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission in connection with the transactions contemplated hereby.

4.9 Legends.

(a) Such Purchaser acknowledges that each Note shall bear substantially the following legend, and agrees to the following provisions and restrictions:

“THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE X-CHANGE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) The Note Shares and the Warrant Shares shall bear a legend substantially in the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE X-CHANGE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) The Warrant shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE X-CHANGE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.	Covenants of the Company.

The Company hereby covenants to each Purchaser, as of each the First Closing and the Second Closing, as follows:

5.1 Reporting Requirements. The Company will timely file with the SEC all reports required to be filed pursuant to the Exchange Act, and shall refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

5.2 Taxes. The Company and AirGATE will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful Taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or AirGATE; provided, however, that any such Tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or AirGATE, as applicable, shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company or AirGATE, as applicable, will pay all such Taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

5.3 Insurance. The Company will keep its properties and assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Company, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which the Company reasonably believes is customary for companies in similar business similarly situated as the Company and to the extent available on commercially reasonable terms. The Company and each of its Subsidiaries will jointly and severally bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Purchasers as security for its obligations hereunder and under the Transaction Documents. At the Company’s own cost and expense in amounts customarily insured against by companies in similar business similarly situated as the Company and with carriers reasonably acceptable to the Purchasers, the Company and each of the Subsidiaries shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Company’s or the respective Subsidiary’s including business interruption insurance; (ii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iii) maintain all such worker’s compensation or similar insurance as may be required under the Laws of any state or jurisdiction in which the Company or the Subsidiary is engaged in business; (iv) no later than 30 days following the First Closing Date, obtain general liability insurance with a coverage limit of no less than $1,000,000; and (v) in connection with its purchase of any equipment, obtain customary insurance insuring the Company against any loss with respect thereto.

5.4 Maintenance of Rights. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other Intellectual Property Rights owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

5.5 Properties. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto. The Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect on the Company.

5.6 Confidentiality; Press Release. Neither the Company nor any Purchaser shall (i) issue or caused the publication of any press release or other public announcement with respect to the Transaction Documents or the transactions contemplated thereunder without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law. The Company will not disclose, and will not include in any press release or public announcement, the names of the Purchasers, unless agreed to in writing by the Purchasers or unless and until such disclosure is required by Law, and then only to the extent of such requirement. The Company may disclose the Purchasers’ identities and the terms of this Agreement to its current and prospective debt and equity financing sources.

5.7 Reissuance of Securities. The Company shall reissue certificates representing the Securities without the legends set forth in Section 4.8 above at such time as:

(a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(b) upon resale subject to an effective registration statement after such Securities are registered under the Securities Act or resale in accordance with Rule 144 under the Securities Act.

The Company agrees to cooperate with the Purchasers in connection with all resales of any of the Securities pursuant to Rule 144, and provide legal opinions (at the Company’s expense) necessary to allow such resales, provided the Company and its counsel receive reasonably requested representations from the selling Purchaser and its broker(s), if any.

5.8 Preemptive Rights. If the Company proposes to issue any shares of its capital stock for cash in a transaction other than a transaction in which shares of the Common Stock are issued in connection (i) with an acquisition (x) of all of the capital stock (or equivalent form of ownership) of a third party or (y) of all or substantially all of the operating assets (whether tangible or intangible) of a third party, (ii) to any officers, directors or employees under any stock option plan or other incentive plan approved by the Company’s board of directors, or (iii) with an offering of the Company’s shares by a nationally recognized underwriter such that the Company’s aggregate net proceeds are at least $20,000,000 and the imputed market capitalization of the Company, pre-sale, is at least $100,000,000 (a “Qualified Offering”), the Company shall, subject to the Company’s preexisting obligations as of the date hereof to offer all of such shares to a previous investor in the Company, offer to sell such number of shares to each Purchaser equal to such Purchaser’s fully diluted percentage ownership in the Company, on the terms and conditions the Company proposes to offer such shares to third parties. If and to the extent the Purchasers are offered any such shares of the Company’s capital stock, each Purchaser will have fifteen (15) days from the date of receipt of such written offer to exercise its rights to acquire such shares on the same terms and conditions as such shares would be offered to third parties, or lose such rights with respect to such shares; provided, however, that any shares offered to third parties shall be on terms no more favorable to the terms offered to the Purchasers. For purposes of this Section 5.8, the term “fully diluted percentage ownership” shall mean that number of shares of Common Stock that would be held by each Purchaser upon conversion of all Notes and Warrants held by such Purchaser divided by the total number of shares of Common Stock owned by all stockholders of the Company (including such Purchaser) after giving effect to all conversions or exercises into Common Stock of all derivative securities held by all such stockholders.

5.9 Observer Rights. With respect to the Company and each of its Subsidiaries, the Required Purchasers shall have the right to send one non-voting observer (the “Non-Voting Observer”) to all meetings of the board of directors or other applicable governing body of such entity, provided (i) the Non-Voting Observer shall enter into an appropriate confidentiality agreement regarding all confidential information so received, and (ii) that the Company reserves the right to exclude the Non-Voting Observer from access to any of such materials or meetings or portions thereof if (A) the Company reasonably considers any such material or portion thereof to be a trade secret or similar confidential information, (B) the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, (C) in the judgment of a majority of the Board, such access would materially impair the due consideration by the Board of any matter, or (D) in the judgment of the Board or upon advice of counsel such access will disclose to the Non-Voting Observer material non-public information. The Company and each of its Subsidiaries shall use their reasonable best efforts to provide the Purchasers with notice of all meetings of its respective board of directors or other applicable governing body of such entity consistent with that provided to the official members of board of directors or other applicable governing body of such entity; provided, however, that the failure to give such notice shall not invalidate any action taken by the board of directors or other applicable governing body of such entity at the meeting. The foregoing notwithstanding, at such time as the Purchasers or their Affiliates own, in the aggregate, less than the principal amount of $500,000 of the Notes, the Purchasers shall lose their right to have the Non-Voting Observer.

5.10 Fair Market Value of Options. The Company will not grant any options to acquire capital stock of the Company to any officer, director, employee or consultant having an exercise price that is less than the fair market value of such capital stock on the date of such grant.

5.11 Use of Proceeds. The Company agrees that it will use the proceeds of the sale of the Notes and Warrants to continue development and commercialization of the drill pipe RFID tagging project and for general working capital purposes only.

5.12 Trading. The Company agrees (i) if the Company applies to have the Common Stock traded on any Trading Market, it will include in such application the Note Shares and the Warrant Shares, and will take such other action as is necessary or desirable to cause the Note Shares and Warrant Shares to be listed on such Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the quotation of its Common Stock on the OTCBB or the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the OTCBB or the Trading Market.

5.13 Filings. The Company shall timely make all necessary SEC and other governmental filings required to be made by the Company in connection with the Transaction Documents and the issuance of the Securities to the Purchasers as required by all applicable Law, and shall provide a copy thereof to the Purchasers promptly after such filing.

5.14 Corporate Existence. So long as any Purchaser beneficially owns any Notes or Warrants, the Company and AirGATE shall maintain their corporate existence.

5.15 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities.

5.16 Financial Information. So long as a Purchaser beneficially owns any Notes or Warrants, unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, the Company agrees to send the following to the Purchasers within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendment filed pursuant to the Securities Act (“SEC Documents”). To the extent that the SEC Documents have not been timely filed by the Company, it shall notify such Purchaser when quarterly or annual financial information becomes available and shall, upon subsequent request from any Purchaser, provide such Purchaser with the quarterly or annual financial information, quarterly updates regarding the Company’s and AirGATE’s business, and other information which would have otherwise been filed with the SEC. Upon any Purchaser’s request, the Company will provide a copy of the Company’s annual operating plan thirty (30) days prior to the beginning of the Company’s fiscal year.

5.17 Access to Facilities. Each of the Company and AirGATE will permit any representatives designated by the Required Purchasers (or any successor of the Purchasers) (the “Purchaser Representatives”), upon reasonable notice and during normal business hours at such person’s expense and accompanied by a representative of the Company, to:

(a) visit and inspect any of the properties of the Company or AirGATE;

(b) examine the corporate and financial records of the Company or AirGATE (unless such examination is not permitted by federal, state or local Law or by contract) and make copies thereof or extracts therefrom; and

(c) discuss the affairs, finances and accounts of the Company or AirGATE with the directors, officers and independent accountants of the Company or AirGATE.

Notwithstanding the foregoing, the Purchaser Representatives shall only be allowed to access to facilities as set forth in this Section 5.17, provided (i) all Purchaser Representative shall enter into an appropriate confidentiality agreement regarding all confidential information so received, and (ii) that the Company reserves the right to exclude Purchaser Representatives from access to any of such materials or meetings or portions thereof if (1) the Company reasonably considers any such material or portion thereof to be a trade secret or similar confidential information, (2) the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, (3) in the judgment of a majority of the Board, such access would materially impair the due consideration by the Board of any matter, or (4) in the judgment of the Board or upon advice of counsel such access will disclose to the Purchaser Representatives material non-public information.

5.18 Reservation of Shares. The Company shall maintain a reserve from its duly authorized shares of Common Stock to comply with its obligations under the Notes and the Warrants.

5.19 Bylaws. The Company shall within ten (10) Business Days after the First Closing Date amend the Company’s Bylaws in order to provide that the provisions of Sections 78.378 – 78.3793 of the Nevada Revised Statutes do not apply to the Company.

6.	Covenants of the Purchasers.

Each Purchaser hereby covenants to the Company as follows:

6.1 Short Sales. Neither the Purchasers nor any of their Affiliates, directly or indirectly, will engage, or cause any person or entity to engage, in Short Sales of the Company’s Common Stock.

6.2 Resales by Purchasers. If and to the extent a Purchaser determines to sell any of the Notes or Warrants purchased hereunder to a bona fide third party, such Purchaser shall, by way of written notice (the “ROFR Notice”) to the Company and each of the other Purchasers, set forth the terms and conditions of such proposed sale. The Company shall have the right, during a period of fifteen (15) days from the date of its receipt of the ROFR Notice, to purchase, in whole or in part, the Notes or Warrants identified in the ROFR Notice on the terms and conditions set forth in the ROFR Notice. To the extent that the Company does not exercise its right to purchase any or all of such Notes or Warrants, the Purchasers shall be so notified by the Company no later than the fifteenth day following the Company’s receipt of the ROFR Notice and the other Purchasers shall have the right, exercisable within fifteen (15) days from their receipt of Company’s notice, during which to elect to purchase, on a pro rata basis (based on their relative ownership of such Securities), any of the offered Notes and Warrants that are not being purchased by the Company. The selling Purchaser will be permitted to sell any of the Notes and Warrants identified in the ROFR Notice that are not purchased by the Company and the other Purchasers to the bona fide third party identified in such notice in accordance with the terms identified in such notice, subject to compliance with all applicable state and federal securities Laws.

7.	Covenants of the Company and the Purchasers Regarding Indemnification.

7.1 Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend each Purchaser, and each of such Purchaser’s officers, directors, agents, Affiliates, control persons, and principal shareholders or principal interest holders, against any claim, cost, expense, liability, obligation, loss, Taxes or damage (including reasonable legal fees) of any nature, incurred by or imposed upon such Purchaser that results, arises out of or is based upon: (i) any misrepresentation by Company or breach of any warranty by Company in the Transaction Documents or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Company of any covenant or undertaking to be performed by Company hereunder, or any other agreement entered into by the Company and such Purchaser relating hereto.

7.2 Purchaser’s Indemnification. Each Purchaser, severally and not jointly, agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, Affiliates, control persons and principal shareholders, at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon: (i) any misrepresentation by such Purchaser or breach of any warranty by such Purchaser in the Transaction Documents or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by such Purchaser of any covenant or undertaking to be performed by such Purchaser hereunder, or any other agreement entered into by the Company and such Purchaser relating hereto.

7.3 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the purchase price. If any indemnification payments made by the Company are not able to be treated as an adjustment to the purchase price, the Company shall also indemnify that Purchaser for any Taxes incurred by reason of the receipt of such payments, such that the Purchaser shall be in the same position after receiving such additional payments as it would have been if the indemnification payment were treated as an adjustment to the purchase price and were not taxable to it.

8.	Definitions.

8.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Action” shall mean any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims by or before a Governmental Body.

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 promulgated under the Securities Act.

“Business Day” shall mean any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of Texas are authorized or required by Law or other governmental action to close.

“Closing Date” shall mean the First Closing Date and the Second Closing Date, if it occurs.

“Company Counsel” shall mean Strasburger & Price, LLP.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned, used or held for use by the Company or AirGATE, or necessary for the conduct of the business of the Company or AirGATE.

“Environmental Laws” shall mean all federal, state, local or foreign Laws relating to pollution or protection of human health or environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as authorizations codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Fully-Diluted Common Stock” shall mean, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time or upon passage of time or the occurrence of future events) upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or other rights or securities convertible into, directly or indirectly, Common Stock, including all Common Stock issuable upon the conversion of the then outstanding Notes and exercise of the then outstanding Warrants.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Intellectual Property Rights” shall mean all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: all (i) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and other source or business identifiers, and all registrations, applications for registration, renewals and extensions thereof, and all of the goodwill associated therewith (collectively “Marks”), (iii) copyrights (registered or unregistered), copyrightable works and moral rights, and all registrations, applications for registration, renewals, extensions and reversions thereof (collectively, “Copyrights”), (iv) Internet domain names (collectively, “Domain Names”), (v) confidential and proprietary information and trade secrets (collectively, “Trade Secrets”), and (vi) Software, discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Law” shall mean any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” shall mean any lien, pledge, mortgage, charge, encumbrance, security interest, adverse right or claim, security interest of any kind or nature whatsoever, right of first refusal or other restrictions of any kind.

“Permitted Liens” shall mean: (a) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the Company or AirGATE; (b) liens imposed by Law, such as mechanics’, workers’, materialmens’, carriers’ or other like liens arising in the ordinary course of business of the Company or AirGATE which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the Company or AirGATE; (c) liens existing on the Closing Date and described on Schedule 8.1; (d) purchase money security interests or liens for the purchase of fixed assets to be used in the business of the Company or AirGATE, securing solely the fixed assets so purchased and the proceeds thereof; and (e) rights of way, zoning restrictions, easements and similar encumbrances affecting the Company’s or AirGATE’s real property which do not materially interfere with the use of such property.

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Required Purchasers” shall mean one or more Persons holding greater than seventy-five percent (75%) of the aggregate principal amount of all Notes then outstanding.

“SEC” shall mean the United States Securities and Exchange Commission.

“Short Sales” shall mean any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

“Software” shall mean all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Tax” or “Taxes” shall mean (i) any federal, state, local, foreign and other taxes, imposts, or levies imposed by any taxing authority or governmental authority, including without limitation, all net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, premium, estimated, profits, inventory, capital, capital stock, social security or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing or governmental authority; and (ii) any liability in respect of any items described in clause (i) payable by reason of assumption, transferee liability, or operation of law including by reason of a combined, unitary or consolidated tax obligation such as Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law), or under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trading Market” shall mean the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Transaction Documents” shall mean this Agreement, the Related Agreements, the Notes and the Warrants.

8.2 Terms Defined Elsewhere in this Agreement. The following terms are defined in the Section of this Agreement set forth after such term below:

Term Page Number

8.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to currency, “$” or “U.S.$” shall mean U.S. dollars.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

9.	Miscellaneous.

9.1 Governing Law; Venue. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS RULES OR PRINCIPLES THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SERVING DALLAS COUNTY, TEXAS, FOR THE PURPOSES OF ANY ACTION ARISING OUT OF THE TRANSACTION DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION (A) THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, (B) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, (C) THAT IT IS IMMUNE FROM ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ITS PROPERTY, (D) THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR (E) THAT THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. IN THE EVENT THAT ANY PROVISION OF THE TRANSACTION DOCUMENTS DELIVERED IN CONNECTION HEREWITH IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUTE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM TO SUCH STATUTE OR RULE OF LAW SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT AFFECTED IN ANY MANNER MATERIALLY ADVERSE TO ANY PARTY. ANY SUCH PROVISION WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THE TRANSACTION DOCUMENTS, WHICH SHALL REMAIN ENFORCEABLE IN ACCORDANCE WITH ITS RESPECTIVE TERMS.

9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby indefinitely, irrespective of any investigation made by any Purchaser on or prior to the Closing Date. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by a Purchaser pursuant to Rule 144 or an effective registration statement. Purchasers may not assign their rights hereunder to a competitor of the Company.

9.4 Entire Agreement. The Transaction Documents, the exhibits and schedules attached hereto and thereto and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.5 Amendment and Waiver.

(a) The parties hereto may not amend, modify or supplement this Agreement or waive any provision hereof except pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is executed by (i) the Company and (ii) the Purchasers holding seventy-five percent (75%) of the Notes and Warrants; provided, however, that any amendment, modification, supplement or waiver that materially and adversely affects a Purchaser disproportionately as compared to all other Purchasers of the same class of Notes and Warrants shall require the prior written consent of seventy-five percent (75%) of such Purchasers so adversely affected.

(b) The obligations of the Purchasers and the rights of the Company under this Agreement may be waived only with the written consent of the Company.

(c) No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

9.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under the Transaction Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under the Transaction Documents, by Law or otherwise afforded to any party, shall be cumulative and not alternative.

9.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if sent after normal business hours, then on the next Business Day;

(c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Company, to:

The X-Change Corporation

710 Century Parkway

Allen, Texas 75013

Attention: George DeCourcy, Chief Financial Officer

Facsimile: 972-359-6334

with a copy (which shall not constitute notice) to:

Strasburger & Price, LLP

901 Main Street, Suite 4400

Dallas, Texas 75202

Attention: Kevin Woltjen, Esq.

Facsimile: 214-659-4025

If to the Purchasers, addressed to each of them at:

Samson Investment Company

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103

Attention: Jeremy Rabinowitz

Facsimile: 918-591-7210

Ironman PI Fund (QP), L.P.

c/o Ironman Energy Capital, LP

4545 Bissonnet, Suite 291

Bellaire, Texas 77401

Attention: G. Bryan Dutt & Lisa Reisack

Facsimile: 713-218-6946

John Thomas Bridge and Opportunity Fund, LP
3 Riverway, Suite 1800

Houston, Texas 77076

Attention: George Jarkesy

Facsimile: 866-285-7314

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: R. Scott Cohen

Facsimile: 214-746-7777

or at such other address as the Company or any Purchaser may designate by written notice to the other parties hereto given in accordance with this Section 9.7.

9.8 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, including without limitation delivery by facsimile or electronic transmission, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

9.10 Attorneys’ Fees. In the event that any Action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.11 Expenses. The Company will reimburse the Purchasers for the reasonable out-of-pocket expenses incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including but not limited to legal fees and consultants. The foregoing notwithstanding, the maximum amount to be reimbursed by the Company to the Purchasers pursuant to this Section 9.11 shall not exceed $80,000. Except as set forth in this Section 9.11 or as otherwise provided in this Agreement, the Company and the Purchasers shall bear its own costs or expenses incurred in connection with the preparation, negotiation, execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby. In addition to any reimbursement obligations of the Company hereunder, any sales, use, transfer, gains, stamp, issue, duties, recording and similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne and timely paid by the Company.

9.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of the Transaction Documents and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

9.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent or representative of the Purchasers shall have any liability for any of the obligations or liabilities of the Purchasers under the Transaction Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.14 Exhibits. The parties agree that all of the exhibits and schedules attached to this Agreement are hereby incorporated into this Agreement by reference for all purposes. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement effective as of the date first written above.

THE COMPANY AND ITS SUBSIDIARY:

The X-Change Corporation By: /s/ George DeCourcy

Name: George DeCourcy

Its: Chief Financial Officer

AirGATE Technologies, Inc.

By: /s/ George DeCourcy

Name: George DeCourcy

Its: Chief Financial Officer

PURCHASERS:
Samson Investment Company By: /s/ Stacy Schusterman

Name: Stacy Schusterman

Its: Chief Executive Officer

Ironman PI Fund (QP), L.P.

By: Ironman Energy Partners, L.P.,
its general partner

By: Ironman Capital Management, LLC,

its general partner

By: /s/ G. Bryan Dutt
Name: G. Bryan Dutt
Its: President

John Thomas Bridge and Opportunity Fund, LP

By: /s/ George R. Jarkesy, Jr.

Name: George R. Jarkesy, Jr.

Its: Managing Partner